Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ENTASIS THERAPEUTICS HOLDINGS INC.

(Pursuant to Sections 241 and 245 of the
General Corporation Law of the State of Delaware)

Entasis Therapeutics Holdings Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.                                      That the name of this corporation is Entasis Therapeutics Holdings Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on March 23, 2018 under the name Entasis Therapeutics Holdings Inc.

2.                                      That the Board of Directors duly adopted resolutions in accordance with Sections 141 and 241 and 245 of the General Corporation Law approving a reverse stock split and amending and restating the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

I.

The name of this corporation is Entasis Therapeutics Holdings Inc.

II.

The registered office of the corporation in the State of Delaware shall be 1209 Orange Street, City of Wilmington, County of New Castle, 19801 and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law.

IV.

A.                                    This corporation is authorized to issue (i) common stock and (ii) preferred stock.  The total number of shares of common stock presently authorized is 250,000,000, each having a par value of $0.001 (the “Common Stock”). The total number of shares of preferred stock presently authorized is 154,940,578, each having a par value of $0.001 (the “Preferred Stock”).

B.                                    33,499,900 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock”. 25,000,000 of the authorized shares of Preferred Stock are hereby designated “Series B Convertible Preferred Stock”. 42,372,882 of the authorized shares of Preferred Stock are hereby designated “Series B-1 Tranche A Convertible Preferred Stock”. 54,067,796 of the authorized shares of Preferred Stock are hereby designated “Series B-1 Tranche B Convertible Preferred Stock”.

C.                                    Effective immediately upon this Amended and Restated Certificate of Incorporation becoming effective under the General Corporation Law, and without any further action by the holders of such shares, every 20.728 outstanding shares of the corporation’s Common Stock shall be combined into one validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”).  No fractional shares of Common Stock shall be issued upon combination of the Common Stock in the Reverse Stock Split.  All shares of Common Stock so combined that are held by a stockholder shall be aggregated subsequent to the foregoing Reverse Stock Split.  If the Reverse Stock Split would result in the issuance of any fractional share, the corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the corporation’s board of directors) on the date that the Reverse Stock Split is effective, rounded up to the nearest whole cent.  The par value of each share of Common Stock shall not be adjusted in connection with the Reverse Stock Split.  All of the outstanding share amounts, amounts per share and per share numbers for the Common Stock and each series of Preferred Stock, par value $0.001 per share, set forth herein shall be appropriately adjusted to give effect to the Reverse Stock Split, as applicable.

V.

1.                                     Certain Defined Terms.  As used in this Certificate of Incorporation, capitalized terms shall have the following meanings unless the context requires otherwise:

“Additional Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 11.8, deemed to be issued) by the Corporation after the Series B-1 Preferred Stock Original Issue Date, other than Exempted Securities;

“Additional Consideration” has the meaning given to it in Section 10.5;

“Affiliate” means, in relation to a Stockholder which is not a natural person, its subsidiaries and subsidiary undertakings from time to time and any holding company or parent undertaking of such stockholder from time to time and all other subsidiaries and subsidiary undertakings of any such holding company or parent undertaking from time to time but excluding the Corporation, the Subsidiary and any other members of the Group from time to time and shall also include with respect to any specified Series B-1 Preferred

Stockholder, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, limited partner, member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.  For purposes of this definition, the term “control” when used with respect to any Person means the power to direct the management or policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing;

“Board” means the board of directors of the Corporation;

“Business Day” means a day (not being a Saturday or a Sunday), when banks generally are open in New York for the transaction of general banking business;

“Capitalized Sum” has the meaning given to it in Section 25.1;

“Chairman” means the Director appointed under Section 4;

“Common Stock” has the meaning set forth in Article Fourth (A);

“Conversion Time” has the meaning given to it in Section 11.3.3;

“Convertible Securities” shall mean any evidences of indebtedness, stock or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options;

“Corporation” means Entasis Therapeutics Holdings Inc.;

“Covered Person” has the meaning given to it in Section 1.10.

“Deemed Liquidation Event” shall mean:

(a)                                the appointment of a receiver or administrative receiver in respect of the Corporation; or

(b)                                an administration order having been made; or

(c)                                 the Corporation having stopped or suspended payment of its debts, becoming unable to pay its debts, or otherwise becoming insolvent; or

(d)                                an unsatisfied judgment, order or award being outstanding against the Corporation; or

(e)                                 the sale or transfer of the Subsidiary to a third party; or

(f)                                  the sale, transfer, exclusive license or other distribution of all or substantially all of the assets of the Corporation; or

(g)                                 any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganisation, other than: any such consolidation, merger or reorganization in which the shares in issue immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, (provided that, for the purpose of this definition, all Common Stock issuable upon exercise of options outstanding immediately prior to such consolidation, merger or reorganization or upon conversion of convertible securities outstanding immediately prior to such consolidation, merger or reorganization shall be deemed to be issued immediately prior to such consolidation, merger or reorganization and, if applicable, converted or exchanged in such consolidation, merger or reorganization on the same terms as the actual issued shares are converted or exchanged); or

(h)                                any transaction or series of related transactions in which in excess of fifty percent (50%) of the voting power attaching to the shares in issue immediately prior to such transaction is transferred to a third party other than a direct or indirect holding Corporation; or

(i)                                    any other voluntary or involuntary dissolution, liquidation or winding up;

“Director” means a director of the Corporation, and includes any person occupying the position of director, by whatever name called;

“Distribution Recipient” has the meaning given to it in Section 20.2;

“document” includes, unless otherwise specified, any document sent or supplied in electronic form;

“Drag-Along Purchaser” has the meaning given to it in Section 16.1;

“Drag-Along Sale” has the meaning given to it in Section 16.1;

“Drag-Along Sale Notice” has the meaning given to it in Section 16.2;

“Drag-Along Sellers” has the meaning given to it in Section 16.1;

“Drag-Along Terms” has the meaning given to it in Section 16.2;

“employee” means an employee, secondee, consultant, contractor or officer of the Corporation, the Subsidiary or any other member of the Group from time to time;

“Encumbrance” means any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, option, right to acquire, right of first refusal or right of pre-emption, third party right or interest or other encumbrance or security interest of any kind or any other agreement or arrangement the effect of which is the creation of security; any other type of preferential arrangement (including a title transfer or retention arrangement) having similar effect; or any agreement or arrangement or obligation to create any of the same;

“Equity Interest” means, in respect of a Stockholder, all of the shares owned by that Stockholder and any other equity interests in the Corporation owned by that Stockholder;

“Estate Planning Entity” means any custodian or trustee of any trust, partnership or limited liability company for the sole benefit of, or the ownership interests of which are owned wholly by, a Stockholder who is a natural person or any such Stockholder’s Family Members;

“Estate Planning Purposes” means a transfer of Common Stock by a Stockholder who is a natural person (and who is also an Employee at such time) for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to a Permitted Family Member and / or to an Estate Planning Entity;

“Exchange Preferred Stock” shall mean the A convertible preference shares of $1.00 each, the B convertible preference shares of $1.00 each, the B-1 tranche A convertible preference shares of $0.59 each and the B-1 tranche B convertible preference shares of $0.59 each in the issued share capital of Entasis Therapeutics Limited that were transferred to the Corporation by the shareholders of Entasis Therapeutics Limited in consideration of the issue by the Corporation to such shareholders of the same number of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Tranche A Preferred Stock and Series B-1 Tranche B Preferred Stock as part of the Share Exchange;

“Excluded Opportunity” has the meaning given to it in Section 1.10.

“executed” includes any mode of execution;

“Exempted Securities” means:

(a)                                Common Stock and/or Preferred Stock issued in respect of the Share Exchange;

(b)                                Common Stock, Options or Convertible Securities issued as a dividend or distribution in respect of Preferred Stock;

(c)                                 Options or Convertible Securities issued by reason of a dividend, stock split, or other distribution in respect of Common Stock that is covered by Sections 11.12, 11.13, 11.14, and 11.15;

(d)                                Common Stock or Options issued to Employees or directors, or advisors to, the Corporation, or any other member of the Group from time to time pursuant to a plan, agreement or arrangement approved by the Board;

(e)                                 Common Stock or Convertible Securities issued upon the exercise of Options or Common Stock issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; or

(f)                                  Common Stock, Options or Convertible Securities issued to a third party that is not a Stockholder in connection with, or as consideration for, a strategic collaboration, licensing, transaction or acquisition by the Corporation that is approved by a majority of the Board (including a majority of the Investor Directors);

“Family Member” in relation to an individual means his spouse, child or any other dependent;

“fully paid” in relation to a share of stock, means that the nominal value and any premium to be paid to the Corporation in respect of such stock has been paid to the Corporation;

“Group” means the Corporation, the Subsidiary and any subsidiary or subsidiary undertakings of the Corporation or the Subsidiary from time to time;

“Initial Consideration” has the meaning given to it in Section 10.5;

“IPO” means the first underwritten public offering of the Corporation’s Common Stock or other securities under the Securities Act.

“IPO Price” means the price per share at which the Corporation’s Common Stock is offered to the public in the IPO.

“instrument” means a document in hard copy form;

“Investor Consent” means:

(a)                                the consent or approval of all of the Investor Directors or, if there is only one appointed at the time, of that sole Investor Director, given in writing or given at a meeting of the Board (or of a committee of the Board) and in each case specifically referred to as representing investor consent (so that an Investor Director may consent to a matter in his capacity as a Director, without that consent representing consent under this definition unless he specifically indicates it as being so); or

(b)                                the written approval of the Majority Holders;

“Investor Directors” has the meaning given to it in Section 3.1;

“Majority A Holders” means the holders of more than 50% of the issued and outstanding Series A Preferred Stock;

“Majority B Holders” means the holders of more than 50% of the issued and outstanding Series B Preferred Stock;

“Majority B-1 Holders” means the holders of at least 60% of the issued and outstanding Series B-1 Preferred Stock;

“Majority Holders” means the holders of at least 55% of the issued and outstanding Preferred Stock (voting together on an as-if converted to Common Stock basis);

“Mandatory Conversion Time” has the meaning given to it in Section 12.1;

“New Shares” means the Corporation’s issue in accordance with the terms of the Shareholders’ Agreement and this Certificate of Incorporation of new shares (or other equity or convertible securities);

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities;

“Original Stockholder” means a Stockholder which transfers its Equity Interest to a Permitted Transferee in accordance with Section 15.2;

“paid” means paid or credited as paid;

“Permitted Family Member” in relation to an individual means his spouse, child (natural or adopted), or any other direct lineal descendant of such person (or his or her spouse);

“Permitted Group” means in relation to any Stockholder, any of its wholly-owned subsidiaries, any holding corporation of which it is a wholly-owned subsidiary or any corporation which is a wholly-owned subsidiary of such holding corporation;

“Permitted Transferee” means, in relation to a Stockholder which is not a natural person, any member of the same Permitted Group as that Stockholder or any Affiliate and, in the case of a Stockholder who is a natural person (and is an Employee at such time), a Permitted Family Member or an Estate Planning Entity;

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity;

“Persons Entitled” has the meaning given to it in Section 25.1;

“Preferred Stockholder” means a Series B-1 Preferred Stockholder, a Series B Preferred Stockholder or a Series A Preferred Stockholder;

“Preferred Stock” means, collectively, Series B-1 Preferred Stock, Series B Preferred Stock and Series A Preferred Stock;

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Selling Stockholders” has the meaning given to it in Section 17.1;

“Series A Preferred Director” has the meaning given to it in Section 3.1;

“Series A Preferred Stock” means the Series A Convertible Preferred Stock and a “Series A Preferred Stockholder” means a holder of any such Series A Preferred Stock;

“Series A Preferred Stock Conversion Price” shall initially be equal to US $1.00;

“Series A Preferred Stock Dividend” has the meaning given to it in Section 19.2.1;

“Series A Preferred Stock Original Issue Price” means US $1.00 per share of Series A Preferred Stock, subject to appropriate adjustment in the event of any dividend, stock split or other capital reorganization relating to the Series A Preferred Stock;

“Series B Preferred Stock” means the Series B Convertible Preferred Stock and a “Series B Preferred Stockholder” means a holder of any such Series B Preferred Stock;

“Series B Preferred Stock Conversion Price” shall initially be equal to US $1.00;

“Series B Preferred Stock Dividend” has the meaning given to it in Section 19.2.1;

“Series B Preferred Stock Original Issue Price” means US $1.00 per Series B Preferred Stock, subject to appropriate adjustment in the event of any dividend, stock split or other capital reorganization relating to the Series B Preferred Stock;

“Series B-1 Preferred Directors” has the meaning given to it in Section 3.1;

“Series B-1 Preferred Stock” means (i) the Series B-1 Tranche A Preferred Stock and (ii) the Series B-1 Tranche B Preferred Stock. A

“Series B-1 Preferred Stockholder” means a holder of any such Series B-1 Preferred Stock;

“Series B-1 Preferred Stock Original Issue Date” means August 28, 2017;

“Series B-1 Tranche A Preferred Stock” means the B-1 Tranche A Convertible Preferred Stock;

“Series B-1 Tranche A Preferred Stock Conversion Price” shall initially be equal to US $0.59;

“Series B-1 Tranche A Preferred Stock Dividend” has the meaning given to it in Section 19.2.1;

“Series B-1 Tranche A Preferred Stock Original Issue Price” means US $0.59 per Series B-1 Tranche A Preferred Stock, subject to appropriate adjustment in the event of any dividend, stock split or other capital reorganization relating to the Series B-1 Tranche A Preferred Stock;

“Series B-1 Tranche B Preferred Stock” means the B-1 Tranche B Convertible Preferred Stock;

“Series B-1 Tranche B Preferred Stock Conversion Price” shall initially be equal to US $0.59;

“Series B-1 Tranche B Preferred Stock Dividend” has the meaning given to it in Section 19.2.1;

“Series B-1 Tranche B Preferred Stock Original Issue Price” means US $0.59 per Series B-1 Tranche B Preferred Stock, subject to appropriate adjustment in the event of any dividend, stock split or other capital reorganization relating to the Series B-1 Tranche B Preferred Stock;

“Share Exchange” means the transfer by the shareholders of Entasis Therapeutics Limited of the entire issued share capital of Entasis Therapeutics Limited in consideration of the issue by the Corporation of the same number and class of shares Common Stock and Preferred Stock in the Corporation pursuant to the terms of a reorganisation agreement dated April 23, 2018;

“Shareholders’ Agreement” means that certain shareholders’ agreement originally entered into between the Stockholders and Entasis Therapeutics Limited dated on or about August 28, 2017 and pursuant to which the Corporation has adhered in place of Entasis Therapeutics Limited with effect from April 23, 2018;

“Stamp Duties” means any stamp, capital, registration, issuance or transfer duties or Taxes (including United Kingdom stamp duty and stamp duty reserve tax) and all penalties, charges, surcharges, fines, costs and interest relating thereto;

“Stockholder” means a Series B-1 Preferred Stockholder, a Series B Preferred Stockholder, a Series A Preferred Stockholder, or a holder of Common Stock;

“Stock” means the stock in the capital of the Corporation for the time being in issue;

“Subsidiary” means Entasis Therapeutics Inc., a Delaware corporation;

“Tag Acceptance Notice” has the meaning given to it in Section 17.3;

“Tag Closing Date” has the meaning given to it in Section 17.2.1;

“Tag Completion Date” has the meaning given to it in Section 17.4.3;

“Tag Deficit” has the meaning given to it in Section 17.5;

“Tag Offer” has the meaning given to it in Section 17.1;

“Tagging Stockholder” has the meaning given to it in Section 17.3;

“Tax” means any form of tax, levy, impost or duty and any similar charge, contribution, withholding or deduction and all penalties, charges, surcharges, fines, costs and interest included in or relating to any of the foregoing or to any obligation in respect of any of the foregoing;

“Third Party Purchasers” has the meaning given to it in Section 17.1;

“transfer” has the meaning given to it in Section 15.1.4;

“Transmittee” means a person entitled to Stock by reason of the death or bankruptcy of a Stockholder or otherwise by operation of law; and

“writing” or “written” includes fax and e-mail but excludes text messages and other communications in electronic form.

2.                                     Unless the contrary intention appears, words importing the singular number include the plural number and vice versa, words importing one gender include all genders and words importing persons include bodies corporate and unincorporated associations.

3.                                     Headings to this Certificate of Incorporation are inserted for convenience only and shall not affect construction.

VI.

1.                                     LIABILITY OF STOCKHOLDERS

The liability of the stockholders is limited to the amount, if any, unpaid on the Stock held by them.

2.                                     DIRECTORS

The number of Directors shall not be subject to any maximum but shall not be less than six.

3.                                     APPOINTMENT AND REMOVAL OF INVESTOR DIRECTORS; OBSERVERS

3.1                              Notwithstanding Section 5 below, the Majority A Holders may appoint one person as Director of the Corporation and remove from office any such Director and, if desired, appoint another in his place. A Director so appointed shall be a “Series A Preferred Director”. The Majority B-1 Holders may appoint up to six persons as Directors of the Corporation and remove from office any such Director and, if desired, appoint another in his place. Directors so appointed shall be “Series B-1 Preferred Directors”.  The Series A Preferred Director and the Series B-1 Preferred Directors, shall be referred to collectively as “Investor Directors.”

3.2                              The Majority A Holders may appoint a Board observer and certain holders of either Series B Preferred Stock, Series B-1 Preferred Stock may each appoint one Board observer each, subject to the terms and conditions set forth in the Shareholders’ Agreement. Any observer so appointed shall be entitled to receive notice of and to attend, but not to vote at, meetings of the Board and meetings of any committee of the Board.

3.3                              Every appointment or removal under Section 3 shall be made in writing signed by or on behalf of the relevant stockholders (as the case may be) and shall take effect on and from the date on which the notice of appointment or removal is lodged at the registered office of the Corporation or produced at a meeting of the Directors.

4.                                     APPOINTMENT OF CHAIRMAN

The position of Chairman of the Board shall be held by a Series B-1 Preferred Director.

5.                                     ELECTION AND REMOVAL

5.1                              The provisions of this Section 5 are subject to Section 3.

5.2                              Directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting.  Each director shall hold office either until the expiration of the term for which elected or appointed and until a successor has been elected and qualified, or until such director’s death, resignation or removal.  No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

5.3                              No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s stocks are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires.  No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes.  If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination.  Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

5.4                              The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation.  The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding stocks of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

6.                                     STOCK — GENERAL

6.1                              No Stock is to be issued for less than the aggregate of its nominal value and any premium to be paid to the Corporation in consideration for its issue.

6.2                              This does not apply to Stock taken on the formation of the Corporation by the subscribers to the Corporation’s memorandum.

6.3                              Unless otherwise agreed by the applicable Stockholders as set forth in the Shareholders’ Agreement, and subject to clause 6.5 below, if the Corporation proposes to allot any New Shares, those New Shares shall not be allotted to any person unless the Corporation has first offered them to all Preferred Stockholders  holding Preferred Stock on the date of the offer on the same terms, and at the same price, as those New Shares are being offered to other persons on a pari passu and pro rata basis to the number of Stock held by those

Preferred Stockholders holding Preferred Stock (as nearly as possible without involving fractions). The offer:

6.3.1                    shall be in writing, shall be open for acceptance for a period of ten Business Days from the date of the offer and shall give details of the number and subscription price of the relevant New Shares; and

6.3.2                    may stipulate that any Preferred Stockholder who wishes to subscribe for a number of New Shares in excess of the proportion to which he is entitled shall, in his acceptance, state the number of excess New Shares (“Excess Securities”) for which he wishes to subscribe.

6.4                              Any New Shares not accepted by Preferred Stockholders pursuant to the offer made to them in accordance with clause 6.3 shall be used for satisfying any requests for Excess Securities made pursuant to clause 6.3.2. If there are insufficient Excess Securities to satisfy such requests, the Excess Securities shall be allotted to the applicants pro rata to the number of Stock held by the applicants immediately before the offer was made to Preferred Stockholders in accordance with clause 6.3 (as nearly as possible without involving fractions or increasing the number of Excess Securities allotted to any Preferred Stockholder beyond that applied for by him). After that allotment, any Excess Securities remaining shall be offered to any other person as the Board may determine, at the same price and on the same terms as the offer to the Preferred Stockholders.

6.5                              Clause 6.3 shall not apply to any issuance of Exempted Securities.

6.6                              Subject to this Certificate of Incorporation, the Corporation’s bylaws and the Shareholders’ Agreement, the Corporation may authorise the Board to issue Stock which are to be redeemed, or are liable to be redeemed at the option of the Corporation or the holder, and the Corporation by resolution of the stockholders holding a majority of the issued and outstanding Stock may determine the terms, conditions and manner of redemption of any such Stock.

7.                                     CORPORATION NOT BOUND BY LESS THAN ABSOLUTE INTERESTS

Except as required by law, no person is to be recognised by the Corporation as holding any Stock upon any trust, and except as otherwise required by law or this Certificate of Incorporation, the Corporation is not in any way to be bound by or recognise any interest in Stock other than the holder’s absolute ownership of it and all the rights attaching to it.

8.                                     STOCK CERTIFICATES

8.1                              The Corporation may issue each Stockholder, free of charge, with one or more certificates in respect of the Stock which that Stockholder holds.

8.2                              Every certificate may specify:

8.2.1                    in respect of how many Stock, of what class, it is issued;

8.2.2                    the nominal value of those Stock;

8.2.3                    that the Stock are fully paid; and

8.2.4                    any distinguishing numbers assigned to them.

8.3                              No certificate may be issued in respect of Stock of more than one class.

8.4                              If more than one person holds a share of Stock, only one certificate may be issued in respect of it.

9.                                     REPLACEMENT STOCK CERTIFICATES

9.1                              If a certificate issued in respect of a Stockholder’s Stock is:

9.1.1                    damaged or defaced; or

9.1.2                    said to be lost, stolen or destroyed,

that Stockholder is entitled to be issued with a replacement certificate in respect of the same Stock.

9.2                              A Stockholder exercising the right to be issued with such a replacement certificate:

9.2.1                    may at the same time exercise the right to be issued with a single certificate or separate certificates;

9.2.2                    must return the certificate which is to be replaced to the Corporation if it is damaged or defaced; and

9.2.3                    must comply with such conditions as to evidence, indemnity and the payment of a reasonable fee as the Board decides.

10.                              DEEMED LIQUIDATION EVENT

Upon a Deemed Liquidation Event, the assets or proceeds of sale (as applicable) of the Corporation available for distribution (after repayment of all liabilities) to Stockholders shall be applied (to the extent the Corporation is lawfully permitted to do so) in the following manner and in the following priority:

10.1                       first, in paying to each Series B-1 Preferred Stockholder, in priority to any payment to the holders of Series B Preferred Stock, Series A Preferred Stock, and holders of Common Stock, a sum amounting to the greater of:

10.1.1             the Series B-1 Tranche A Preferred Stock Original Issue Price per Series B-1 Tranche A Preferred Stock held and the Series B-1 Tranche B Preferred Stock Original Issue Price per Series B-1 Tranche B Preferred Stock held plus a sum equal to all arrears and accruals (if any) of the Series B-1 Tranche A Preferred Stock Dividend per Series B-1 Tranche A Preferred Stock held and the Series B-1 Tranche B Preferred Stock Dividend per Series B-1 Tranche B Preferred Stock held, whether or not such dividends have been earned or declared, calculated down to the date of the relevant Deemed Liquidation Event; and

10.1.2             the amount per share as would have been payable to the relevant Series B-1 Preferred Stockholder had the conversion of its Series B-1 Preferred Stock into Common Stock pursuant to Section 11 taken place immediately prior to the date of the Deemed Liquidation Event (taking into account the conversion of all Series B-1 Preferred Stock simultaneously);

10.2                       secondly, after payments to the Series B-1 Preferred Stockholders pursuant to Section 10.1, in paying to each Series B Preferred Stockholder, in priority to any payment to the holders of Series A Preferred Stock and to the holders of Common Stock, a sum amounting to the greater of:

10.2.1             the Series B Preferred Stock Original Issue Price per share plus a sum equal to all arrears and accruals (if any) of the Series B Preferred Stock Dividend per share, whether or not such dividends have been earned or declared, calculated down to the date of the relevant Deemed Liquidation Event; and

10.2.2             the amount per share as would have been payable to the relevant Series B Preferred Stockholder had the conversion of its Series B Preferred Stock into Common Stock pursuant to Section 11 taken place immediately prior to the date of the Deemed Liquidation Event (taking into account the conversion of all Series B Preferred Stock simultaneously);

10.3                       thirdly, after payments to the Series B-1 Preferred Stockholders pursuant to Section 10.1 and the Series B Preferred Stockholders pursuant to Section 10.2, in paying to each Series A Preferred Stockholder, in priority to any payment to the holders of Common Stock, a sum amounting to the greater of:

10.3.1             the Series A Preferred Stock Original Issue Price per share plus a sum equal to all arrears and accruals (if any) of the Series A Preferred Stock Dividend per share, whether or not such dividends have been earned or declared, calculated down to the date of the relevant Deemed Liquidation Event; and

10.3.2             the amount per share as would have been payable to the relevant Series A Preferred Stockholder had the conversion of its Series A Preferred Stock into Common Stock pursuant to Section 11 taken place immediately prior to the date of the Deemed Liquidation Event (taking into account the conversion of all Series A Preferred Stock simultaneously); and

10.4                       lastly, in distributing any surplus assets remaining after the payments under Sections 10.1 to 10.3 (inclusive) between the Stockholders holding Common Stock, pro rata to their respective holdings of Common Stock.

10.5                       In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the Stockholders is payable only upon satisfaction of contingencies (the “Additional Consideration”), the definitive agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the Stockholders in accordance with Sections 10.1 to 10.4 inclusive, as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the Stockholders upon satisfaction of such contingencies shall be allocated among the Stockholders in accordance with Sections 10.1 to 10.4 inclusive, after taking into account the previous payment of the Initial Consideration as part of the same transaction.  For the purposes of this Section 10.5, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

11.                              OPTIONAL CONVERSION RIGHTS

11.1                       Conversion Ratio

Each:

11.1.1             Series A Preferred Stock shall be convertible, at the option of the holder, at any time, and without the payment of any additional consideration by the holder, into such number of fully paid Common Stock as is determined by dividing the Series A Preferred Stock Original Issue Price by the Series A Preferred Stock Conversion Price in effect at the time of conversion. The initial Series A Preferred Stock Conversion Price, and the rate at which Series A Preferred Stock may be converted into Common Stock, shall be subject to adjustment as provided in this Certificate of Incorporation below;

11.1.2             Series B Preferred Stock shall be convertible, at the option of the holder, at any time, and without the payment of any additional consideration by the holder, into such number of fully paid Common Stock as is determined by dividing the Series B Preferred Stock Original Issue Price by the Series B Preferred Stock Conversion Price in effect at the time of conversion. The initial Series B Preferred Stock Conversion Price, and the rate at which Series B Preferred Stock may be converted into Common Stock, shall be subject to adjustment as provided in this Certificate of Incorporation below; provided that a holder of Series B Preferred Stock may not convert such Series B Preferred Stock without the prior written consent of the Corporation; and

11.1.3             Series B-1 Tranche A Preferred Stock shall be convertible, at the option of the holder, at any time, and without the payment of any additional consideration by the holder, into such number of fully paid Common Stock as is determined by dividing the Series B-1 Tranche A Preferred Stock Original Issue Price by the Series B-1 Tranche A Preferred Stock Conversion Price in effect at the time of conversion. The Series B-1 Tranche A Preferred Stock Conversion Price, and the rate at which Series B-1 Tranche A Preferred Stock may be converted into Common Stock, shall be subject to adjustment as provided in this Certificate of Incorporation below; and

11.1.4             Series B-1 Tranche B Preferred Stock shall be convertible, at the option of the holder, at any time, and without the payment of any additional consideration by the holder, into such number of fully paid Common Stock as is determined by dividing the Series B-1 Tranche B Preferred Stock Original Issue Price by the Series B-1

Tranche B Preferred Stock Conversion Price in effect at the time of conversion. The Series B-1 Tranche B Preferred Stock Conversion Price, and the rate at which Series B-1 Tranche B Preferred Stock may be converted into Common Stock, shall be subject to adjustment as provided in this Certificate of Incorporation below.

11.2                       Fractional Shares

Fractional shares shall be disregarded upon conversion of the Preferred Stock. Following the conversion and in lieu of any fractional shares which the holder shall otherwise be entitled, the Corporation shall round down to the nearest whole share and shall make a payment in cash equal to such fractional share multiplied by the fair market value of a share of Common Stock, as determined in good faith by the Board, or by the IPO Price for purposes of a Public Offering.

11.3                       Notice of Voluntary Conversion

11.3.1             Subject to Section 11.1, any Preferred Stockholder shall have the right to convert any Preferred Stock into Common Stock upon written notice to the Corporation. The written notice to the Corporation shall specify the number of Preferred Stock that the holder wishes to convert into Common Stock. The Preferred Stockholder shall surrender the certificate or certificates representing its shares of Preferred Stock, if any (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, provide an indemnity in a form reasonably acceptable to the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the registered office of the Corporation.

11.3.2             If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in a form satisfactory to the Corporation, duly executed by the registered holder or its legal representatives in writing.

11.3.3             The time of conversion shall be the later of 5:00 pm New York Time on the date of receipt of such notice or the date on which the certificates are received by the Corporation (or the form of indemnity in respect of a lost stock certificate) (the “Conversion Time”). The Common Stock to be issued upon conversion of the specified Preferred Stock shall be deemed to be outstanding as at the Conversion Time.

11.3.4             The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder, a certificate or certificates for the number of Common Stock issuable on such conversion in accordance with the provisions hereof and a certificate for the number (if any) of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Section 11.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all accrued or declared but unpaid dividends on the Preferred Stock in accordance with Section 19.3.

11.4                       Effect of Conversion

With the exception of the right of the holders of Preferred Stock to receive Common Stock in exchange for their Preferred Stock and payment in lieu of any fraction of a share of Stock otherwise issuable upon such conversion as provided for in Section 11.2 and to receive payment of any dividends accrued or declared but unpaid thereon, all Preferred Stock surrendered for conversion shall no longer be deemed to be outstanding and all rights with respect to such Stock shall immediately cease and terminate at the Conversion Time. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

11.5                       No Further Adjustment

Upon any conversion, no adjustment to the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price, as applicable, shall be made for any accrued or declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

11.6                       Stamp Duties

The Corporation shall pay any and all Stamp Duties that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section.  The Corporation shall not, however, be required to pay any Stamp Duties which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such Stamp Duties or has established, to the satisfaction of the Corporation, that such Stamp Duties have been paid.

11.7                       No Adjustment of Preferred Stock Conversion Price

No adjustment in the Series A Preferred Stock Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Common Stock if the Corporation receives written notice from the Majority A Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Common Stock. No adjustment in the Series B Preferred Stock Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Common Stock if the Corporation receives written notice from the Majority B Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Common Stock. No adjustment in the Series B-1 Tranche A Preferred Stock Conversion Price or the Series B-1 Tranche B Preferred Stock Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Common Stock if the Corporation receives written notice from the Majority B-1 Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Common Stock.

11.8                       Deemed Issue of Additional Common Stock

11.8.1             If the Corporation at any time after the Series B-1 Preferred Stock Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Common Stock (as set out in the instrument relating thereto, assuming the satisfaction of any conditions relating to exercise, conversion or exchange, but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of 5:00 pm New York Time on such record date.

11.8.2             If the terms of any Option or Convertible Security, the issuance of which results in an adjustment to the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price, as applicable, pursuant to the terms of Section 11.9, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, upon such increase or decrease becoming effective, the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price, as applicable, computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price, as applicable, as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 11.8.2 shall have the effect of increasing the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price, as applicable, to an amount which exceeds the lower of (i) the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price,

the Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price, as applicable, in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price, as applicable, that would have resulted from any issuances of Additional Common Stock (other than deemed issuances of Additional Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

11.8.3             If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which does not result in an adjustment to the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price, as applicable, pursuant to the terms of Section 11.9 (because the consideration per share (determined pursuant to Section 11.9) of the Additional Common Stock subject thereto was equal to or greater than the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price, as applicable, then in effect), are revised after the Series B-1 Preferred Stock Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Common Stock subject thereto (determined in the manner provided in Section 11.8.1), shall be deemed to have been issued effective upon such increase or decrease becoming effective.

11.8.4             Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price, as applicable, pursuant to the terms of Section 11.8, the Series A Preferred Stock Conversion Price shall be readjusted to such Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price shall be readjusted to such Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price shall be readjusted to such Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price shall be readjusted to such Series B-1 Tranche B Preferred Stock Conversion Price as applicable, as would have been obtained had such Option or Convertible Security (or portion thereof) never been issued.

11.8.5             If the number of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price, as applicable, provided for in this Section 11.8 shall be effected at the time of such issuance or amendment based on such number of Stock or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Sections 11.8.2. and 11.8.3). If the number of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price, as applicable, that would result under the terms of this Section 11.8 at the time of such issuance or amendment shall instead be effected at the time such number of Stock and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for the purposes of calculating such adjustment to the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price the Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price, as applicable, that such issuance or amendment took place at the time such calculation can first be made.

11.9                       Adjustment of Preferred Stock Conversion Price Upon Issuance of Additional Common Stock

In the event the Corporation shall at any time after the Series B-1 Preferred Stock Original Issue Date issue Additional Common Stock (including Additional Common Stock deemed to be issued pursuant to Section 11.8), for a consideration per share less than the lower of (i) the Series B-1 Tranche A Preferred Stock Conversion Price; or (ii) the Series B-1 Tranche B Preferred Stock Conversion Price in effect immediately prior to such issue, then the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of this formula, the following definitions shall apply:

(a)                                 “CP2” shall mean the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price, as applicable, in effect immediately after such issue of Additional Common Stock;

(b)                                 “CP1” shall mean the lower of (i) the Series B-1 Tranche A Preferred Stock Conversion Price; or (ii) the Series B-1 Tranche B Preferred Stock Conversion Price in effect immediately prior to such issue of Additional Common Stock;

(c)                                  “A” shall mean the number of Common Stock outstanding immediately prior to such issue of Additional Common Stock (treating for this purpose as outstanding all Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefore) immediately prior to such issue);

(d)                                 “B” shall mean the number of Common Stock that would have been issued if such Additional Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)                                  “C” shall mean the number of Additional Common Stock issued.

11.10                Determination of Consideration

For purposes of Sections 11.7 to 11.11 inclusive, the consideration received by the Corporation for the issuance of any Additional Common Stock shall be computed as follows:

(a)                                 Cash and property: Such consideration shall:

(i)                                   insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)                                insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(iii)                             in the event Additional Common Stock are issued together with other Stock or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in sub-Sections (i) and (ii) above, as determined in good faith by the Board.

(b)                                 Options and Convertible Securities. The consideration per share received by the Corporation for Additional Common Stock deemed to have been issued pursuant to Section 11.8, relating to Options and Convertible Securities shall be determined by dividing:

(i)                                   the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)                                the maximum number of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

11.11                Multiple Closing Dates

In the event that the Corporation shall issue Additional Common Stock on more than one date that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price, as applicable, pursuant to the terms of Section 11.9, and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price, as applicable, shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

11.12                Adjustment for Stock Splits

If the Corporation shall at any time or from time to time after the Series B-1 Preferred Stock Original Issue Date effect a subdivision of the outstanding Common Stock (including the Reverse Stock Split), each of the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, and the Series B-1 Tranche B Preferred Stock Conversion Price, in effect immediately before that subdivision shall be proportionately decreased so that the number of Common Stock issuable on conversion of each Stock of such series shall be increased in proportion to such increase in the aggregate number of Stock of Common Stock outstanding. Any adjustment under this Section 11.12 shall become effective at 5:00 pm New York Time on the date the subdivision becomes effective.

11.13                Adjustment for Certain Dividends and Distributions

In the event the Corporation at any time or from time to time after the Series B-1 Preferred Stock Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in respect of the Common Stock in the form of Additional Common Stock, then the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, and the Series B-1 Tranche B Preferred Stock Conversion Price, in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of 5:00 pm New York Time on such record date, by multiplying the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price, as applicable, then in effect by a fraction:

(a)                                 the numerator of which shall be the total number of Common Stock issued and outstanding immediately prior to the time of such issuance or at 5:00 pm New York Time on such record date; and

(b)                                 the denominator of which shall be the total number of Common Stock issued and outstanding immediately prior to the time of such issuance or at 5:00 pm New York Time on such record date plus the number of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed thereof, the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, and the Series B-1 Tranche B Preferred Stock Conversion Price, shall be recomputed accordingly as of at 5:00 pm New York Time on such record date and thereafter the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price, shall be adjusted pursuant to this sub-Section as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series A Preferred Stock, the holders of Series B Preferred Stock, the holders of Series B-1 Tranche A Preferred Stock or the holder of Series B-1 Tranche B Preferred Stock, as applicable, simultaneously receive a dividend or other distribution of Common Stock in a number equal to the number of Common Stock as they would have received if all outstanding Series A Preferred Stock, outstanding Series B Preferred Stock, outstanding Series B-1 Tranche A Preferred Stock or outstanding Series B-1 Tranche B Preferred Stock, as applicable, had been converted into Common Stock on the date of such event.

11.14                Adjustments for Other Dividends and Distributions

Subject to this Certificate of Incorporation, in the event the Corporation at any time after the Series B-1 Preferred Stock Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation (other than a distribution of Common Stock in respect of outstanding Common Stock) or in other property and the provisions of Section 19 (Dividends) do not apply to such dividend or distribution, then the holders of Series A Preferred Stock, the holders of Series B Preferred Stock, the holders of Series B-1 Tranche A Preferred Stock, and the holders of Series B-1 Tranche B Preferred Stock, as applicable, shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Series A Preferred Stock, outstanding Series B Preferred Stock, outstanding Series B-1 Tranche A Preferred Stock and outstanding Series B-1 Tranche B Preferred Stock, as applicable, had been converted into Common Stock on the date of such event.

11.15                Adjustment for Merger or Reorganisation

Subject to the provisions of Section 10 (Deemed Liquidation Event) if there shall occur any reorganisation, recapitalisation, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Tranche A Preferred Stock or the Series B-1 Tranche B Preferred Stock, as applicable,) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 11.7 to 11.11 inclusive, 11.13, or 11.14), then, following any such reorganisation, recapitalisation, reclassification, consolidation or merger, each Series A Preferred Stock, each Series B Preferred Stock, each Series B-1 Tranche A Preferred Stock or each Series B-1 Tranche B Preferred Stock, as applicable, shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of Common Stock issuable upon conversion of one share of Series A Preferred Stock, one share of Series B Preferred Stock, one share of Series B-1 Tranche A Preferred Stock, or one share of Series B-1 Tranche B Preferred Stock as applicable, immediately prior to such reorganisation, recapitalisation, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 11 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Tranche A Preferred Stock or Series B-1 Tranche B Preferred Stock, as applicable, to the end that the provisions set forth in this Section 11 (including provisions with respect to changes in and other adjustments of the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price, as applicable) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Tranche A Preferred Stock, or the Series B-1 Tranche B Preferred Stock, as applicable.

11.16                Certificate as to Adjustments

Upon the occurrence of each adjustment or readjustment of the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price, as applicable, pursuant to this Section 11, the Corporation shall, as soon as reasonably practicable and at its own expense, (but in any event not later than ten days thereafter), compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Tranche A Preferred Stock, or Series B-1 Tranche B Preferred Stock, as applicable, a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Tranche A Preferred Stock or Series B-1 Tranche B Preferred Stock, as applicable, are convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as soon as reasonably practicable after any holder of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Tranche A Preferred Stock, or Series B-1 Tranche B Preferred Stock, as applicable, so requests in writing, (but in any event not later than ten days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Preferred Stock Conversion Price, the Series B Preferred Stock Conversion Price, the Series B-1 Tranche A Preferred Stock Conversion Price, or the Series B-1 Tranche B Preferred Stock Conversion Price, as applicable, then in effect, and (ii) the number of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Tranche A Preferred Stock or Series B-1 Tranche B Preferred Stock, as applicable.  This Section 11.16 can be waived by Investor Consent.

11.17                Notice of Record Date

In the event:

(a)                                 the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any Stock of capital stock of any class or any other securities, or to receive any other security; or

(b)                                 of any capital reorganisation of the Corporation, any reclassification of the Common Stock, or any Deemed Liquidation Event; or

(c)                                  of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of Preferred Stock, as the case may be, (i) the record date for such dividend, distribution or right, and the amount of such dividend, distribution or right, or (ii) the effective date on which such reorganisation, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of Common Stock at the record date (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their Common Stock (or such other capital stock or securities issuable at the time) for securities or other property deliverable upon such reorganisation, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share applicable to the Series B-1 Preferred Stock, the Series B Preferred Stock, the Series A Preferred Stock and the Common Stock. Such notice shall be sent at least ten Business Days prior to the record date or effective date for the event specified in such notice. This Section 11.17 can be waived by Investor Consent.

12.                              MANDATORY CONVERSION

12.1                       Trigger Events

Upon either: (a) the closing of the sale of Common Stock to institutional investors and the public at a price being at least two times the higher of (i) the Series B-1 Tranche A Preferred Stock Original Issue Price and (ii) the Series B-1 Tranche B Preferred Stock Original Issue Price (in each case subject to appropriate adjustment in the event of any dividend, stock split, sub-division, or other similar recapitalisation with respect to the Common Stock), in a fully underwritten public offering, for the admission of such Stock on the Official List of the United Kingdom Listing Authority or the AIM Market operated by the London Stock Exchange Plc or any other recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000), or pursuant to an effective registration statement under the Securities Act (only where such public offering is made in the United States of America) resulting in at least US $50,000,000 of gross proceeds to the Corporation (in each case, a “Public Offering”; or (b) with respect to (x) the Series A Preferred Stock, the date and time, or the occurrence of an event, in each case, specified by vote or written consent of the Majority A Holders, (y) the Series B Preferred Stock, the date and time, or the occurrence of an event, in each case, specified by vote or written consent of the Majority B Holders, or (z) the Series B-1 Preferred Stock, the date and time, or the occurrence of an event, in each case, specified by vote or written consent of the Majority B-1 Holders (in each case, the time of such closing of a Public Offering or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”) then (i) all outstanding Series A Preferred Stock, Series B Preferred Stock, Series B-1 Tranche A Preferred Stock, and/or Series B-1 Tranche B Preferred Stock, as applicable, shall automatically be converted into Common Stock, at the then effective conversion rate as calculated pursuant to Section 11.1, (ii) all accrued and/or declared but unpaid dividends on such Series A Preferred Stock, Series B Preferred Stock, Series B-1 Tranche A Preferred Stock, and/or Series B-1 Tranche B Preferred Stock, as applicable, shall be paid to the Preferred Stockholders pursuant to Section 19.3 and (iii) such Stock may not be reissued by the Corporation.

12.2                       Procedural Requirements

12.2.1             All holders of record of Preferred Stock shall be sent written notice of the Mandatory Conversion Time. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of Preferred Stock in certificated form shall surrender its certificate or certificates for all such Stock (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, provide an indemnity in a form reasonably acceptable to the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in a form satisfactory to the Corporation, duly executed by the registered holder or by its legal representatives in writing.

12.2.2             All rights with respect to the Preferred Stock converted pursuant to Section 12.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders therefor (or the form of indemnity for a lost stock certificate), to receive the items provided for in the next sentence of this Section 12.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or the form of indemnity for a lost stock certificate) in respect of Preferred Stock, the Corporation shall (a) issue and deliver to such holder in certificated or uncertificated form the number of Common Stock issuable on such conversion, including any accrued and/or declared but unpaid dividends that the corporation elects to pay in shares of Common Stock, in accordance with the provisions hereof, (b) pay cash as provided in Section 11.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (c) pursuant to Section 19.3 and at the discretion of the corporation, the payment in cash of any accrued and/or declared but unpaid dividends on the Preferred Stock that have been converted. Such converted Preferred Stock shall be cancelled and may not be reissued as shares of stock of such class.

13.                              VOTING RIGHTS

13.1                       Preferred Stock

Every holder of Preferred Stock shall, in respect of the Preferred Stock held by them, be entitled to receive notice of, attend and speak at and vote at, general meetings of the Corporation and on a show of hands each such holder shall have one vote and on a poll or on a written resolution each such holder shall have one vote for each Common Stock into which each Preferred Stock held by them is convertible.

13.2                       Common Stock

Every holder of Common Stock shall, in respect of the Common Stock held by them, be entitled to receive notice of, attend and speak at and vote at, general meetings of the Corporation and on a show of hands each such holder shall have one vote and on a poll or on a written resolution each such holder shall have one vote for each Common Stock held by them.

13.3                       Preferred Stock and Common Stock as single voting class

Save in relation to any proposed variation of the rights for the time being attached to any of them in accordance with Section 14 (Variation of Rights), the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Tranche A Preferred Stock, Series B-1 Tranche B Preferred Stock, and Common Stock shall vote together as a single class on an as converted to Common Stock basis unless otherwise specified in this Certificate of Incorporation.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

13.4                       Voting Limitation

Notwithstanding the terms of any other Section, in the event that the Series A Preferred Stock would constitute greater than 50% of the Common Stock (on an as-converted basis), then the Series A Preferred Stock, as a class, shall have votes equal to 49% of the Common Stock (on an as-converted basis) and the voting rights attaching to each Series A Preferred Stock shall accordingly be reduced on a pro-rata basis.

14.                              VARIATION OF RIGHTS

14.1                       Whenever the capital of the Corporation is divided into different classes of Stock, all or any of the rights for the time being attached to the Series A Preferred Stock in issue may from time to time (whether or not the Corporation is being wound up) be varied with the consent in writing of the holders of a majority in nominal value of the issued Series A Preferred Stock or with the sanction of a resolution passed by the holders of not less than seventy five percent (75%) of the issued and outstanding Series A Preferred Stock passed at a separate general meeting of the holders of those Series A Preferred Stock.

14.2                       Whenever the capital of the Corporation is divided into different classes of Stock, all or any of the rights for the time being attached to the Series B Preferred Stock in issue may from time to time (whether or not the Corporation is being wound up) be varied with the consent in writing of the holders of a majority in nominal value of the issued Series B Preferred Stock or with the sanction of a resolution passed by the holders of not less than seventy five percent (75%) of the issued and outstanding Series B Preferred Stock at a separate general meeting of the holders of those Series B Preferred Stock.

14.3                       Whenever the capital of the Corporation is divided into different classes of Stock, all or any of the rights for the time being attached to the Series B-1 Tranche A Preferred Stock in issue may from time to time (whether or not the Corporation is being wound up) be varied with the consent in writing of the holders of at least sixty percent (60%) in nominal value of the issued Series B-1 Tranche A Preferred Stock or with the sanction of a resolution passed by the holders of not less than seventy five percent (75%) of the issued and outstanding Series B-1 Tranche A Preferred Stock at a separate general meeting of the holders of those Series B-1 Tranche A Preferred Stock.

14.4                       Whenever the capital of the Corporation is divided into different classes of Stock, all or any of the rights for the time being attached to the Series B-1 Tranche B Preferred Stock in issue may from time to time (whether or not the Corporation is being wound up) be varied with the consent in writing of the holders of at least sixty percent (60%) in nominal value of the issued Series B-1 Tranche B Preferred Stock or with the sanction of a resolution passed by the holders of not less than seventy five percent (75%) of the issued and outstanding Series B-1 Tranche B Preferred Stock at a separate general meeting of the holders of those Series B-1 Tranche B Preferred Stock.

15.                              TRANSFER OF EQUITY INTEREST

15.1                       General Transfer restrictions

15.1.1             No Stock may be transferred to any person at any time except:

(a)                                 as permitted under Section 15.2;

(b)                                 as permitted or required under Section 16;

(c)                                  as permitted or required under Section 17; or

(d)                                 as otherwise permitted or required under the Shareholders’ Agreement or the Corporation’s bylaws,

and any transfer in breach of this Certificate of Incorporation shall be void.

15.1.2             The Corporation may refuse to effect a transfer of any Stock on which the Corporation has a lien.

15.1.3             Equity Interests may be transferred by means of an instrument of transfer in any usual form or any other form approved by the Corporation, which is executed by or on behalf of the transferor.

15.1.4             For the purposes of this Section 15, “transfer” means in relation to an Equity Interest, or any legal or beneficial interest in any Equity Interest, any one or more of: (i) a sale, assignment, transfer or other disposal, (ii) creating or permitting to subsist any Encumbrance, (iii) creating any trust or conferring any interest, (iv)

entering into any agreement, arrangement or understanding in respect of the right to vote or the rights to receive dividends (including the renunciation or assignment of such right), (v) the renunciation or assignment of any right to receive an Equity Interest or any legal or beneficial interest in an Equity Interest; and (vi) entering into any agreement to any of the above.

15.1.5             The restrictions on transfer contained in this Section 15 shall apply to all transfers operating by law or otherwise.

15.2                       Permitted transfers

15.2.1             A Preferred Stockholder may transfer its Equity Interest to a Permitted Transferee.

15.2.2             A holder of Common Stock who is also an Employee may transfer his Common Stock to a Family Member or to an Estate Planning Entity solely for Estate Planning Purposes provided that, in each case, the relevant Stockholder shall deliver prior written notice to the Corporation of such transfer.

15.2.3             If a Permitted Transferee ceases to be a member of the Permitted Group, the Permitted Transferee must, prior to ceasing to be a member of the Permitted Group, transfer all (and not less than all) of its Equity Interest back to the Original Stockholder or to another Permitted Transferee of that Original Stockholder (which in either case is not in liquidation), failing which the Corporation may execute a transfer of the Equity Interest on behalf of the Permitted Transferee and register the Original Stockholder as the holder of such Equity Interest.

16.                              DRAG ALONG RIGHTS

16.1                       Upon the election of the Board and the holder or holders of at least sixty six percent (66%) of the Preferred Stock and Common Stock (the “Drag-Along Sellers”), voting together on an as-if converted to Common Stock basis, shall have the right to require each other Stockholder to sell all of its Equity Interest to a third party purchaser or purchasers (the “Drag-Along Purchaser”), who makes a bona fide proposal to acquire the entire issued share capital of the Corporation (a “Drag-Along Sale”).

16.2                       The Drag-Along Sellers shall be entitled, at least 20 Business Days prior to the scheduled closing of the proposed Drag-Along Sale, to give written notice to each other Stockholder stating its intention to enter into a Drag-Along Sale and requiring each other Stockholder to sell all of its Equity Interest to the Drag-Along Purchaser (the “Drag-Along Sale Notice”). Such a Drag-Along Sale Notice shall specify: (i) the proposed consideration or unit of loan to be paid for the Equity Interest (per share) and per Option; (ii) the identity of the proposed Drag-Along Purchaser; (iii) the proposed date of the transfer; and (iv) any other material terms and conditions of the Drag-Along Sale (including, without limitation, any written proposals or agreements relating thereto) (the “Drag-Along Terms”).  The amount and type of consideration (in cash or otherwise) for which each Stockholder shall be obliged to sell each of the Stock shall be for the amount of consideration per share if the proceeds from the Drag-Along Sale were distributed to the holders of Stock in accordance with Section 10 and the consideration received by each Stockholder shall be less their pro rata proportion of all reasonable transaction related fees and expenses incurred, including legal fees and expenses in relation to the sale of the Stock to the Drag-Along Purchaser.

16.3                       After delivery of a Drag-Along Sale Notice pursuant to Section 16.2, each other Stockholder shall be obliged to sell all of its Equity Interest free from all Encumbrances in each case on the Drag-Along Terms, provided that any such other Stockholder shall:

16.3.1             be required to give warranties as to its title, capacity and authority only and on a several (and not joint or joint and several) basis, subject to customary limitations and exclusions on its liability; and

16.3.2             not be required to give any indemnities (other than in respect of any lost stock certificate(s), its own representations, or its own covenants) or except to the extent that funds may be paid out of escrow established to cover breach of representations, warranties and covenants of the Corporation).

16.4                       Where any person becomes a member of the Corporation pursuant to the exercise of a pre-existing option or other right to acquire Stock after a Drag-Along Sale Notice has been served, such member will be bound to sell and transfer all Stock it acquires to the Drag-Along Purchaser (or as the Drag-Along Purchaser may direct).  The provisions of Sections 16.1 to 16.3 shall apply (with the necessary changes) to such member, save that if its Stock are acquired after completion of the Drag-Along Sale, completion of the sale of such member’s Stock shall take place immediately following the acquisition of such Stock by such member.

16.5                       Within five (5) Business Days (or such later period of time directed by the Drag-Along Sellers) of the Drag-Along Sellers serving a Drag-Along Sale Notice on the Stockholders, the Stockholders shall deliver to the Corporation stock transfer forms for their Stock in favour of the Drag-Along Purchaser or as the Drag-Along Purchaser shall direct, together with the relevant stock certificate(s) (or a suitable indemnity in lieu thereof) to the Corporation. In addition and if requested to do so by the Drag-Along Sellers, the Stockholders shall also enter into such other agreements limited to and to the extent reasonably required in order consummate the purchase by the Drag-Along Purchaser and to ensure that the proceeds from the Drag-Along Sale are distributed to the Stockholders in accordance with Section 10, provided, in each case the Drag-Along Sellers are also entering into any such agreement, the agreement is on the same or similar terms for all Stockholders and on the basis that the only warranties required from the Stockholders (other than warranties required from Stockholders who exercise a management function with respect to the Corporation) as part of such agreement shall be as to title to their Stock and their authority and capacity to enter into any agreement to sell such Stock and the Stockholders shall in good faith cooperate with the Drag-Along Sellers in consummating the purchase by the Drag-Along Purchaser.

16.6                       If a Stockholder fails to deliver to the Corporation the documents and/ or carry out the actions in accordance with Section 16.5 upon the expiration of that five (5) Business Days period (or such later period of time directed by the Drag-Along Sellers), the Corporation shall be constituted the agent of each defaulting Stockholder for taking such actions as are necessary to effect the Drag-Along Sale and the Corporation may receive any purchase money due to the defaulting Stockholder in trust. The Board shall then authorise registration of the transfer subject to payment of appropriate stamp duty, which shall be paid by the Drag-Along Purchaser, and after the Drag-Along Purchaser (or its nominee(s)) has been registered as the holder thereof the validity of such proceedings shall not be questioned by any Person. The defaulting Stockholder shall surrender his stock certificate for his Stock (or provide a suitable indemnity) to the Corporation. On surrender, he shall be entitled to the amount due to him in accordance with this Section 16.6.

17.                              TAG-ALONG RIGHTS

17.1                       Other than pursuant to Section 15.2 or Section 16 no sale or transfer for value of the legal or beneficial interest in a majority of the Stock (on an as-converted to Common Stock basis) (whether in one or a series of related transactions) shall be made to any persons (the “Third Party Purchasers”) by any Stockholders (the “Selling Stockholders”) or validly registered unless (1) consented by the Majority Holders and (2) before such transfer is lodged for registration the Selling Stockholders shall have procured that an unconditional offer complying with the provisions of Section 17.2 has been made by the Third Party Purchasers to the Corporation as agent for and on behalf of the holders of the other Stock to acquire the same proportion of their holdings of Stock as is proposed to be transferred by the Third Party Purchasers (a “Tag Offer”).

17.2                       The offer referred to in Section 17.1 shall:

17.2.1             be open for acceptance for a period of at least 7 days following the making of the Tag Offer (such date being the “Tag Closing Date”);

17.2.2               state whether it is conditional on acceptances, which would, if the relevant transfers were registered, result in the Third Party Purchasers holding or increasing its aggregate shareholding in the Corporation to a specified proportion of the Stock (on an as-converted to Common Stock basis) in issue, provided that if the relevant condition is not satisfied or waived by the Third Party Purchasers, no Stock may be transferred pursuant to this Section 17 (including the Selling Stockholders’ Stock whose proposed transfer led to an offer being made in accordance with this Section 17);

17.2.3             be on terms that the purchase of any Stock (on an as-converted to Common Stock basis) in respect of which such Tag Offer is accepted shall be completed at the same time as the purchase from the Selling Stockholders; and

17.2.4             specify the form (in cash or otherwise) and amount of the consideration payable for each Stock (on an as-converted to Common Stock basis) which shall be equal to the consideration to be paid to the Selling Stockholders in relation to the sale or transfer of each of its Stock (on an as-converted to Common Stock basis) together with the relevant proportion of any other consideration (in cash or otherwise) received or receivable by any Selling Stockholders which, having regard to the transaction as a whole can be reasonably be regarded as an addition to the consideration paid or payable (save that the total sale price shall be distributed among the participating Stockholders of the Corporation in accordance with Section 10), provided that

(unless the Majority Holders agree otherwise) for these purposes “consideration” shall:

(a)                                 exclude any offer to subscribe for or acquire any Stock, debt instrument or other security in the capital of any member of the Third Party Purchaser’s group made to any holder of Stock; and

(b)                                 exclude any right offered to the holder of Stock to subscribe for or acquire any Stock, debt instrument or other security in the capital of any member of the Third Party Purchaser’s group.

17.3                       The Corporation shall notify the holders of Stock (on an as-converted to Common Stock basis) which are the subject of a Tag Offer of the terms of the Tag Offer promptly upon receiving notice of the same from the Third Party Purchasers, following which any such holder who wishes to transfer its Stock to the Third Party Purchasers pursuant to the Tag Offer (a “Tagging Stockholder”) shall serve notice on the Corporation to that effect (the “Tag Acceptance Notice”) at any time before the Tag Closing Date.

17.4                       Within three days after the Tag Closing Date:

17.4.1               the Corporation shall notify the Third Party Purchasers in writing of the names and addresses of the Tagging Stockholders who have accepted the Tag Offer;

17.4.2               the Corporation shall notify each Tagging Stockholder in writing of the identity of the Third Party Purchasers; and

17.4.3             each of the Corporation’s notifications above shall indicate the date, time and place on which the sale and purchase of the Stock is to be completed being a date notified by the Third Party Purchasers which is not less than seven days and not more than fourteen days after the Tag Closing Date (the “Tag Completion Date”).

17.5                       If the total number of Stock set out in all Tag Acceptance Notices, is less than the total number of Stock subject to the Tag Offer (the “Tag Deficit”), the Selling Stockholders shall be entitled to transfer such number of Stock as equals the Tag Deficit in addition to the Stock proposed to be sold by them pursuant to the transfer which triggered the Tag Offer without any obligation to the other holders of Stock in respect of the Tag Deficit.

17.6                       Each Tagging Stockholder shall transfer (with full title guarantee and free from all encumbrances) the legal and beneficial title to its Stock which are the subject of the Tag Acceptance Notice to the Third Party Purchasers on the terms set out in this Section 17, by delivering to the Corporation on or before the Tag Completion Date:

17.6.1               duly executed stock transfer form(s) in respect of such Stock registered in its name;

17.6.2             the relevant stock certificate(s) (or, if such holder alleges that any such certificate(s) has been lost, stolen or destroyed, provide an indemnity in a form reasonably acceptable to the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate(s));

17.6.3               a duly executed sale agreement or form of acceptance in a form agreed by the Majority Holders, and, to the extent required by the Majority Holders, shall sign such other documents as are signed by the Selling Stockholders pursuant to the offer (which may include representations and warranties with respect to the Tagging Stockholder’s title to, and ownership of, the relevant Stock and authority and capacity), all against payment on the Tag Completion Date of the aggregate consideration due to it under the Tag Offer.

17.7                       Each holder of Stock to whom an offer is made under this Section 17 shall pay its pro rata Stock (as a deduction from the gross pre-tax proceeds to be received, without prejudice to any other deductions lawfully required to be made) of the costs incurred by the Selling Stockholders and all other holders of Stock who accept an offer under this Section 17 in connection with such transfer.

17.8                       No offer shall be required under this Section 17 if a Drag-Along Sale Notice has been served under Section 16 and has not lapsed.

18.                              TRANSMISSION OF STOCK

18.1                       If title to Stock passes to a Transmittee, the Corporation may only recognise the Transmittee as having any title to that Stock.

18.2                       A Transmittee who produces such evidence of entitlement to Stock as the Corporation may properly require:

18.2.1             may, subject to this Certificate of Incorporation and the Corporation’s bylaws, choose either to become the holder of those Stock or (subject to Board consent) to have them transferred to another person; and

18.2.2             subject to this Certificate of Incorporation and the Corporation’s bylaws, and pending any transfer of the Stock to another person (subject to Board consent), has the same rights as the holder had.

18.3                       Transmittees do not however have the right to attend or vote at a general meeting, or agree to a proposed written resolution, in respect of Stock to which they are entitled, by reason of the holder’s death or bankruptcy or otherwise, unless they become the holders of such Stock.

18.4                       Transmittees who wish to become the holders of Stock to which they have become entitled must notify the Corporation in writing of that wish.

18.5                       Subject to this Certificate of Incorporation, if the Transmittee wishes to have Stock transferred to another person, the Transmittee must execute an instrument of transfer in respect of it.

18.6                       Any transfer made or executed under this Section is to be treated as if it were made or executed by the person from whom the Transmittee has derived rights in respect of the Stock, and as if the event which gave rise to the transmission had not occurred.

18.7                       If a notice is given to a Stockholder in respect of Stock and a Transmittee (or a transferee nominated by such Transmittee pursuant to Section 18 is entitled to those Stock, the Transmittee (or transferee) is bound by the notice if it was given to the Stockholder before the Transmittee’s (or transferee’s) name has been entered in the register of members.

19.                              DIVIDENDS AND OTHER DISTRIBUTIONS

19.1                       Procedure for Declaring Dividends

Subject to the other provision of this Certificate of Incorporation and subject to any consents required under the Shareholders’ Agreement the Board (acting with Investor Consent) may determine to authorise a dividend or other sum which is a distribution at a time and of an amount as it thinks fit.

19.2                       Preferred Stock Dividends

19.2.1             Subject to Section 19.2.2, a fixed cumulative preferential dividend shall accrue to each share of Series A Preferred Stock (following a resolution of the Board and before the application of any distributable reserves for any other purpose) at the annual rate of 4.00% of the Series A Preferred Stock Original Issue Price (excluding any associated Tax credit) compounded annually on 31 December in each year, which shall accrue daily and be calculated in respect of the period to such date, assuming a 365-day year whether or not earned or declared and whether or not there are sufficient distributable reserves available to permit such payment (the “Series A Preferred Stock Dividend”).  A fixed cumulative preferential dividend shall accrue to each share of Series B Preferred Stock (following a resolution of the Board and before the application of any distributable reserves for any other purpose) at the annual rate of 4.00% of the Series B Preferred Stock Original Issue Price (excluding any associated Tax credit) compounded annually on 31 December in each year, which shall accrue daily and be calculated in respect of the period to such date, assuming a 365-day year whether or not earned or declared and whether or not there are sufficient distributable reserves available to permit such payment (the “Series B Preferred Stock Dividend”).  A fixed cumulative preferential dividend shall accrue to each Series B-1 Tranche A Preferred Stock (following a resolution of the Board and before the application of any distributable reserves for any other purpose) at the annual rate of 4.00% of the Series B-1 Tranche A Preferred Stock Original Issue Price (excluding any associated Tax credit) compounded annually on 31 December in each year, which shall accrue daily and be calculated in respect of the period to such date, assuming a 365-day year whether or not earned or declared and whether or not there are sufficient distributable reserves available to permit such payment (the “Series B-1 Tranche A Preferred Stock Dividend”).  A fixed cumulative preferential dividend shall accrue to each Series B-1 Tranche B Preferred Stock (following a resolution of the Board and before the application of any distributable reserves for any other purpose) at the annual rate of 4.00% of the Series B-1 Tranche B Preferred Stock Original Issue Price (excluding any associated Tax credit) compounded annually on 31 December in each year, which shall accrue daily and be calculated in respect of the period to such date, assuming a 365-day year whether or not earned or declared and whether or not there are sufficient distributable reserves available to permit such payment (the “Series B-1 Tranche B Preferred Stock Dividend”).

19.2.2             Each of the Series A Preferred Stock Dividend, Series B Preferred Stock Dividend, Series B-1 Tranche A Preferred Stock Dividend, and Series B-1 Tranche B Preferred Stock Dividend shall be calculated as if it had accrued from the original issue date of the applicable share of Exchange Preferred Stock for which such share of Preferred Stock was issued as consideration as part of the Share Exchange. For the Series A Preferred Stock, such date is May 11, 2015. For the Series B Preferred Stock, such date is March 29, 2016. For the Series B-1 Tranche A Preferred Stock, such date is August 28, 2017. For the Series B-1 Tranche B Preferred Stock, such date is December 6, 2017.

19.3                       Payment of Preferred Stock Dividend

Each Series A Preferred Stock Dividend, Series B Preferred Stock Dividend, Series B-1 Tranche A Preferred Stock Dividend and Series B-1 Tranche B Preferred Stock Dividend, as applicable, shall be paid by the corporation in either cash or shares of Common Stock, at the Corporation’s sole discretion, and on the earlier of the date on which a dividend is declared on any Common Stock, the date of any conversion of such Preferred Stock into Common Stock, or on the date of any Deemed Liquidation Event, and shall be paid to the person registered as the holder of the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Tranche A Preferred Stock, or Series B-1 Tranche B Preferred Stock, as applicable, on that date. For purposes of a conversion of Preferred Stock to Common Stock, each Series A Preferred Stock Dividend, Series B Preferred Stock Dividend, Series B-1 Tranche A Preferred Stock Dividend and Series B-1 Tranche B Preferred Stock Dividend, as applicable, shall continue to accrue such dividend until the day immediately preceding the day of the conversion. For purpose of a Deemed Liquidation Event, each Series A Preferred Stock Dividend, Series B Preferred Stock Dividend, Series B-1 Tranche A Preferred Stock Dividend and Series B-1 Tranche B Preferred Stock Dividend, as applicable, shall be deemed to accrue from day to day before, as well as after, the commencement of a winding-up. Each Series A Preferred Stock Dividend, Series B Preferred Stock Dividend, Series B-1 Tranche A Preferred Stock Dividend, and Series B-1 Tranche B Preferred Stock Dividend, as applicable, shall therefore be payable by a liquidator in respect of any period after such commencement in priority to other claims or rights of holders of Common Stock in respect of the Corporation’s share capital.  If the Corporation chooses to pay such accrued and/or declared but unpaid dividends in shares of Common Stock, the amount to be paid shall be calculated on a issuance-by-issuance basis as the aggregate accrued and/or declared but unpaid dividends at the time of conversion divided by the fair market value of a share of Common Stock, as determined in good faith by the Board, or in the case of a Public Offering, the IPO Price.

19.4                       Sufficient Distributable Reserves

The Series A Preferred Stock Dividend, Series B Preferred Stock Dividend, Series B-1 Tranche A Preferred Stock Dividend or Series B-1 Tranche B Preferred Stock Dividend,

as applicable, shall, provided the Corporation has sufficient distributable reserves available out of which to pay the same and notwithstanding that such dividend is expressed to be cumulative, automatically become a debt due from and immediately payable by the Corporation on the relevant payment date specified in Section 19.3. If and to the extent that the debt so constituted is not paid in full on the payment date concerned, the unpaid amount shall carry interest at 4.00% in respect of the period from and including the payment date concerned to the date of actual payment.

19.5                       The Corporation is unable to pay the Preferred Stock Dividend

If the Corporation is unable to pay in full on the due date any Series A Preferred Stock Dividend, Series B Preferred Stock Dividend, Series B-1 Tranche A Preferred Stock Dividend, or Series B-1 Tranche B Preferred Stock Dividend as applicable, by reason of having insufficient distributable reserves, then it shall on such date pay the same to the extent that it is lawfully able to do so. The unpaid amount shall carry interest at the rate of 4.00% in respect of the period from and including the payment date concerned up to and including the date of actual payment. Such interest shall accumulate and form part of the Series A Preferred Stock Dividend, Series B Preferred Stock Dividend, Series B-1 Tranche A Preferred Stock Dividend, or Series B-1 Tranche B Preferred Stock Dividend as applicable, to which it relates. It shall not therefore become payable until the Corporation has sufficient distributable reserves available with which to pay the relevant Series A Preferred Stock Dividend, Series B Preferred Stock Dividend, Series B-1 Tranche A Preferred Stock Dividend, or Series B-1 Tranche B Preferred Stock Dividend as applicable.

19.6                       Insufficient Distributable Reserves Available

Where by reason of the Corporation having had insufficient distributable reserves available, it is in arrears with the payment of any Series A Preferred Stock Dividend, Series B Preferred Stock Dividend, Series B-1 Tranche A Preferred Stock Dividend, or Series B-1 Tranche B Preferred Stock Dividend as applicable, any distributable reserves arising thereafter shall be distributed in accordance with the scheme set forth in Section 10.

20.                              PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS

20.1                       Where a dividend or other sum which is a distribution is payable in respect of a Stock, it must be paid by one or more of the following means:

20.1.1             transfer to a bank or building society account specified by the Distribution Recipient either in writing or as the Board may otherwise decide;

20.1.2             sending a check made payable to the Distribution Recipient by post to the Distribution Recipient at the Distribution Recipient’s registered address (if the Distribution Recipient is a holder of the Stock), or (in any other case) to an address specified by the Distribution Recipient either in writing or as the Board may otherwise decide;

20.1.3             sending a check made payable to such person by post to such person at such address as the Distribution Recipient has specified either in writing or as the Board may otherwise decide; or

20.1.4             any other means of payment as the Directors agree with the Distribution Recipient either in writing or by such other means as the Board decides.

20.2                       In this Certificate of Incorporation, the “Distribution Recipient” means, in respect of a share Stock in respect of which a dividend or other sum is payable:

20.2.1             the holder of the Stock; or

20.2.2             if the holder is no longer entitled to the Stock by reason of death or bankruptcy, or otherwise by operation of law, the Transmittee.

21.                              NO INTEREST ON DISTRIBUTIONS

Subject to Section 19, the Corporation may not pay interest on any dividend or other sum payable in respect of Stock unless otherwise provided by:

21.1                       the terms on which the Stock was issued; or

21.2                       the provisions of another agreement between the holder of that Stock and the Corporation.

22.                              UNCLAIMED DISTRIBUTIONS

22.1                       All dividends or other sums which are:

22.1.1             payable in respect of Stock; and

22.1.2             unclaimed after having been declared or become payable,

may be invested or otherwise made use of by the Board for the benefit of the Corporation until claimed.

22.2                       The payment of any such dividend or other sum into a separate account does not make the Corporation a trustee in respect of it.

22.3                       If:

22.3.1             12 years have passed from the date on which a dividend or other sum became due for payment; and

22.3.2             the Distribution Recipient has not claimed it,

the Distribution Recipient is no longer entitled to that dividend or other sum and it ceases to remain owing by the Corporation.

23.                              NON-CASH DISTRIBUTIONS

23.1                       Subject to the terms of issue of the Stock in question, the Corporation may, by authorization of holders of at least a majority of the Corporation’s issued and outstanding stock on the recommendation of the Board, decide to pay all or part of a dividend or other distribution payable in respect of Stock by transferring non-cash assets of equivalent value (including, without limitation, stock or other securities in any Corporation).

23.2                       For the purposes of paying a non-cash distribution, the Board may make whatever arrangements it thinks fit, including, where any difficulty arises regarding the distribution:

23.2.1             fixing the value of any assets;

23.2.2             paying cash to any Distribution Recipient on the basis of that value in order to adjust the rights of recipients; and

23.2.3             vesting any assets in trustees.

24.                              WAIVER OF DISTRIBUTIONS

Distribution Recipients may waive their entitlement to a dividend or other distribution payable in respect of a share of stock by giving the Corporation notice in writing to that effect. If such stock has more than one holder or more than one person is entitled to the Stock, whether by reason of the death or bankruptcy of one or more joint holders, or otherwise, the notice is not effective unless it is expressed to be given, and signed, by all the holders or persons otherwise entitled to the stock.

25.                              CAPITALISATION OF PROFITS

25.1                       Authority to Capitalize and Appropriation of Capitalized Sums

25.1.1             Subject to this Certificate of Incorporation and the DGCL, the Board may, if so authorised by the holders of at least a majority of the issued and outstanding capital stock of the Corporation:

(a)                                 decide to capitalize any profits of the Corporation (whether or not they are available for distribution) which are not required for paying a dividend on the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Tranche A Preferred Stock, or Series B-1 Tranche B Preferred Stock, as applicable, or any sum standing to the credit of the Corporation’s Stock premium account or capital redemption reserve; and

(b)                                 appropriate any sum which they so decide to capitalize (a “Capitalized Sum”) to the persons who would have been entitled to it if it were distributed by way of dividend (the “Persons Entitled”) and in the same proportions.

25.1.2             Capitalized Sums must be applied:

(a)                                 on behalf of the Persons Entitled; and

(b)                                 in the same proportions as a dividend would have been distributed to them.

25.1.3             Any Capitalized Sum may be applied in paying up new shares of a nominal amount equal to the Capitalized Sum which are then allotted credited as fully paid to the Persons Entitled or as they may direct.

25.1.4             A Capitalized Sum which was appropriated from profits available for distribution may be applied in paying up new debentures of the Corporation which are then allotted credited as fully paid to the Persons Entitled or as they may direct.

25.1.5             Subject to this Certificate of Incorporation the Board may:

(a)                                 apply Capitalized Sums in accordance with Section 25.1.3 and Section 25.1.4 partly in one way and partly in another;

(b)                                 make such arrangements as they think fit to deal with stock or debentures becoming distributable in fractions under this Section (including the issuing of fractional certificates or the making of cash payments); and

(c)                                  authorise any person to enter into an agreement with the Corporation on behalf of all the Persons Entitled which is binding on them in respect of the allotment of stock and debentures to them under this Section.

VII.

1.                                     DIRECTORS’ INDEMNITY AND INSURANCE

The following indemnification provisions shall apply to the persons enumerated below.

1.1                              Right to Indemnification of Directors and Officers

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding.  Notwithstanding the preceding sentence, except as otherwise provided in Section 1.3 of this Article Seventh, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.

1.2                              Prepayment of Expenses of Directors and Officers

The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Seventh or otherwise.

1.3                              Claims by Directors and Officers

If a claim for indemnification or advancement of expenses under this Article Seventh is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

1.4                              Indemnification of Employees and Agents

The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding.  The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion.  Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board.

1.5                              Advancement of Expenses of Employees and Agents

The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board.

1.6                              Non-Exclusivity of Rights

The rights conferred on any person by this Article Seventh shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, the Bylaws of the Corporation or any agreement, or pursuant to any vote of stockholders or disinterested directors or otherwise.

1.7                              Other Indemnification

The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

1.8                              Insurance

The Board may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance:  (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Seventh; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Seventh.

1.9                              Amendment or Repeal

Any repeal or modification of the foregoing provisions of this Article Seventh shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.  The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

1.10                        Excluded Opportunity

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

*     *     *

That the foregoing amendment and restatement was approved by the Board of Directors in accordance with Section 141 of the General Corporation Law prior to the receipt of payment for any stock.

That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 241 and 245 of the General Corporation Law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 17th day of September, 2018.

By:	/s/ Manoussos Perros
Manoussos Perros
Title: Chief Executive Officer